                  ECOLAB FINANCE PTY LIMITED (ACN 082 979 655)
                            LOCAL CURRENCY ADDENDUM

     AUSTRALIAN DOLLAR ADDENDUM dated as of June 23, 1998, to the Credit Agreement (as defined below).

                                   ARTICLE I
                                  DEFINITIONS

          SECTION 1.01. DEFINED TERMS. As used in this Addendum, the following terms shall have the meanings specified below:

          "AUSTRALIAN DOLLARS" means the lawful currency of Australia.

          "BORROWING SUBSIDIARY" means Ecolab Finance PTY Limited (ACN 082 979 655), a company incorporated in New South Wales.

          "BBSY BID RATE" means, with respect to any Local Currency Advance for the relevant Interest Period, the average rate (rounded upwards to two decimal places) determined by the Local Currency Agent to be the Bid Rate for bills of exchange quoted on the Reuters page "BBSY" headed Bank Bid Swap Reference Rate, or another page that replaces the "BBSY" page on that system to display average bid rates for bank accepted bills of exchange, and set at approximately 10:00 a.m. (Sydney time) on the first day of such Interest Period, and which bills of exchange have a tenor approximately equal to such Interest Period; PROVIDED, HOWEVER, if in respect of any Interest Period the BBSY Bid Rate cannot be determined in accordance with the foregoing procedures, or there is a manifest error in the calculations of that rate or that rate is not displayed by 10:30 a.m. (Sydney time) on the first day of the relevant Interest Period, then the "BBSY Bid Rate" for that day or Interest Period shall be the rate determined by the Local Currency Agent, in good faith to be the appropriate rate, having regard, to the rates otherwise bid for bills of exchange of that tenor at or around that time.

          "BBSY ADVANCE" means a Local Currency Advance which bears interest with reference to the BBSY Bid Rate.

          "CREDIT AGREEMENT" means the Credit Agreement dated as of September 29, 1993, as amended and restated as of October 17, 1997, among Ecolab Inc., the Borrowing Subsidiaries from time to time party thereto, the financial institutions from time to time party thereto as Banks, Citibank, N.A., as Administrative Agent, Citibank International PLC, as Euro-Agent and Morgan Guaranty Trust Company of New York, as Co-Agent, and as the same may be amended, waived, modified or restated from time to time.

          "ECOLAB PTY ADDENDUM" means the Local Currency Addendum dated as of October 17, 1997 among Ecolab PTY Limited, the Company, the Agent, the Local Currency Banks named therein, and Citisecurities Limited as the Local Currency Agent, as amended from time to time.

          "ELIGIBLE LOCAL CURRENCY BANK" means any Local Currency Bank meeting the eligibility criteria set forth in SCHEDULE III.

          "LOCAL CURRENCY ADVANCE" means any Advance, denominated in Australian Dollars (or "A"), made to the Borrowing Subsidiary or the Company pursuant to SECTIONS 2.02A and 2.02B of the Credit Agreement and this Addendum. A Local Currency Advance shall bear interest at the rate specified in SCHEDULE II.

          "LOCAL CURRENCY BANK" means each Bank listed on the signature pages of this Addendum, or which becomes a party hereto pursuant to an Assignment and Acceptance.

          "MONEY MARKET RATE" means, with respect to any Local Currency Advance for the relevant Interest Period, the average of the rate (rounded upwards to two decimal places) quoted by each Local Currency Bank to the Local Currency Agent as its one day (overnight) or 7 day (as applicable) money market rate for such Interest Period.

          "MONEY MARKET RATE ADVANCE" means a Local Currency Advance which bears interest with reference to the Money Market Rate.

          SECTION 1.02. TERMS GENERALLY. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Addendum. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Sections and Schedules shall be deemed references to Sections of and Schedules to this Addendum unless the context shall otherwise require.

                                   ARTICLE II
                                   THE CREDITS

          SECTION 2.01. LOCAL CURRENCY ADVANCES. (a) This Addendum (as the same may be amended, waived, modified or restated from time to time) is a "Local Currency Addendum" as defined in the Credit Agreement and is, together with the borrowings made hereunder, subject in all respects to the terms and provisions of the Credit Agreement except to the extent that the terms and provisions of the Credit Agreement are modified by or are inconsistent with this Addendum, in which case this Addendum shall control. The Local Currency Banks party to this Addendum are set forth on SCHEDULE I.

          (b) Any modifications to the interest payment dates, Interest Periods, interest rates and any other special provisions applicable to Local Currency Advances under this Addendum are set forth on SCHEDULE II. If
SCHEDULE II states "None" with respect to any item listed thereon, then the corresponding provisions of the Credit Agreement, without modification, shall govern this Addendum and the Local Currency Advances made pursuant to this Addendum.

          (c) Any special borrowing procedures or funding arrangements for Local Currency Advances under this Addendum, any provisions for the issuance of promissory notes to evidence the Local Currency Advances made hereunder and any additional information requirements applicable to Local Currency Advances under this Addendum are set forth on SCHEDULE III. If no such special procedures, funding arrangements, provisions or additional requirements are set forth on SCHEDULE III, then the corresponding procedures, funding arrangements, provisions and information requirements set forth in the Credit Agreement shall govern this Addendum.

          SECTION 2.02. MAXIMUM BORROWING AMOUNTS. (a) The Local Currency Commitment for each Local Currency Bank party to this Addendum is set forth on SCHEDULE I. The Local Currency Facility Aggregate Commitment is set forth on SCHEDULE I.

          (b) Upon at least ten (10) Business Days prior irrevocable written notice to the Agent, the Company may from time to time permanently reduce the Local Currency Commitments under this Addendum in whole, or in part ratably among the Local Currency Banks, in an aggregate minimum amount of the Australian Dollar equivalent of $1,000,000, and integral multiples of the Australian Dollar equivalent of $1,000,000 in excess thereof; PROVIDED, HOWEVER, that the amount of the Local Currency Commitments may not be reduced below the aggregate principal amount of the outstanding Local Currency Advances with respect thereto. Any reduction in the Local Currency Commitments shall be an automatic reduction of the Local Currency Facility Aggregate Commitment. Any such reduction shall be allocated pro rata among all the Local Currency Banks party to this Addendum by reference to their Local Currency Commitments.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

          Each Borrower party hereto makes and confirms each representation and warranty applicable to each Borrower or any of its Subsidiaries contained in ARTICLE IV of the Credit Agreement. Each Borrower party hereto represents and warrants to each of the Local Currency Banks party to this Addendum that no Default or Events of Default has occurred and is continuing, and no Default or Events of Default shall arise as a result of the making of Local Currency Advances hereunder or any other transaction contemplated hereby. Each Borrower represents and warrants that it is not entering into this Addendum in the capacity as trustee of any trust or settlement.

                                   ARTICLE IV
                            MISCELLANEOUS PROVISIONS

          SECTION 4.01. AMENDMENT; TERMINATION. (a) This Addendum (including the Schedules hereto) may not be amended without the prior written consent of the Majority Local Currency Banks hereunder, but subject to the provisions of SECTION 9.01 of the Credit Agreement; PROVIDED, HOWEVER, that this SECTION 4.01(a) shall not restrict assignments and participations pursuant to SECTION 4.02.

          (b) This Addendum may not be terminated without the prior written consent of each Local Currency Bank party hereto, the Company and each Borrower party hereto unless there are no Local Currency Advances outstanding hereunder, in which case no such consent of any Local Currency Bank shall be required; PROVIDED, HOWEVER, that this Addendum shall terminate on the date that the Credit Agreement terminates in accordance with its terms.

          SECTION 4.02. ASSIGNMENTS. SECTION 9.08 of the Credit Agreement shall apply to assignments by Local Currency Banks of obligations, Commitments and Advances hereunder; PROVIDED, HOWEVER, that (a) a Local Currency Bank may not assign any obligations, Commitments or rights hereunder to any Person that is not (or does not simultaneously become) (i) a Bank under the Credit Agreement and (ii) a Local Currency Bank under the Ecolab PTY Addendum, and (b) such assignment shall be entered into simultaneously with an assignment by such Local Currency Bank to such assignee of the same percentage of its obligations, Commitments and rights under the Ecolab PTY Addendum as is being assigned hereunder.

          SECTION 4.03. NOTICES. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Borrowing Subsidiary under this Addendum, at 6 Hudson Avenue, Castle Hill, New South Wales 2154, Attention: Finance Director (Telecopy No. 612-9899-3105) with a copy to the Company at its address and telecopy number referenced in SECTION 9.02 of the Credit Agreement;

          (b) if to the Company, at its address and telecopy number referenced in SECTION 9.02 of the Credit Agreement;

          (c) if to the Local Currency Agent, at Citisecurities Limited (ACN 008 489 610), Level 10, Citibank Centre, 1 Margaret Street, Sydney, New South Wales 2000, Attention: Manager, Agency Division, (Telecopy No.:
     612-9262-2520) with a copy to the Agent at its address and telecopy number referenced in SECTION 9.02 of the Credit Agreement; and

          (d) if to a Local Currency Bank, at its address (and telecopy number) set forth in SCHEDULE I or in the Assignment and Acceptance pursuant to which such Local Currency Bank became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

          SECTION 4.04. RATIFICATION OF GUARANTY. By its execution of this Addendum, the Company ratifies and confirms its guaranty contained in ARTICLE VIII of the Credit Agreement with respect to the Local Currency Advances made pursuant to this Addendum which Guaranty remains in full force and effect

          SECTION 4.05. SHARING OF PAYMENTS, ETC. If any Local Currency Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Local Currency Advances made by it (other than pursuant to SECTION 2.08, 2.12 or 2.17 of the Credit Agreement) in excess of its ratable share of payments on account of the Local Currency Advances obtained by all the Local Currency Banks, such Local Currency Bank shall forthwith purchase from the other Local Currency Banks such participations in the Local Currency Advances made by them as shall be necessary to cause such purchasing Local Currency Bank to share the excess payment ratably with each of them, PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Local Currency Bank, such purchase from each Local Currency Bank shall be rescinded and such Local Currency Bank shall repay to the purchasing Local Currency Bank the purchase price to the extent of such recovery together with an amount equal to such Local Currency

Bank's ratable share (according to the proportion of (i) the amount of such Local Currency Bank's required repayment to (ii) the total amount so recovered from the purchasing Local Currency Bank) of any interest or other amount paid or payable by the purchasing Local Currency Bank in respect of the total amount so recovered. Each Borrower agrees that any Local Currency Bank so purchasing a participation from another Local Currency Bank pursuant to this SECTION 4.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Local Currency Bank were the direct creditor of such Borrower in the amount of such participation.

          SECTION 4.06. APPLICABLE LAW. THIS ADDENDUM SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          SECTION 4.07. ELIGIBLE LOCAL CURRENCY BANKS. Each Local Currency Bank confirms that on the date of this Addendum it is an Eligible Local Currency Bank, and agrees that it will promptly notify the Local Currency Agent, the Agent and the Company if at any time in the future it determines that it has ceased to be an Eligible Local Currency Bank.

          SECTION 4.08 EXECUTION IN COUNTERPARTS. This Addendum may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                                  ARTICLE V
                           THE LOCAL CURRENCY AGENT

          SECTION 5.01 APPOINTMENT; NATURE OF RELATIONSHIP. Citisecurities Limited (ACN 008 489 610) is appointed by the Local Currency Banks as the Local Currency Agent hereunder, and each of the Local Currency Banks irrevocably authorizes the Local Currency Agent to act as the contractual representative of such Local Currency Bank with the rights and duties expressly set forth herein and in the Credit Agreement applicable to the Local Currency Agent. The Local Currency Agent agrees to act as such contractual representative upon the express conditions contained in this
ARTICLE V. Notwithstanding the use of the defined term "Local Currency Agent," it is expressly understood and agreed that the Local Currency Agent shall not have any fiduciary responsibilities to any Local Currency Bank or other Bank by reason of this Addendum and that the Local Currency Agent is merely acting as the representative of the Local Currency Banks with only those duties as are expressly set forth in this Addendum and the Credit Agreement. In its capacity as the Local Currency Banks' contractual representative, the Local Currency Agent (i) does not assume any fiduciary duties to any of the Banks, (ii) is a "representative" of the Local Currency Banks within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Addendum and the Credit Agreement. Each of the Banks agrees to assert no claim against the Local Currency Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank waives.

     SECTION 5.02 POWERS. The Local Currency Agent shall have and may exercise such powers under this Addendum and the Credit Agreement as are specifically delegated to the Local Currency Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Local Currency Agent shall have no implied duties or fiduciary duties to the Banks, or any obligation to the Banks to take any action hereunder or under the Credit Agreement except any action specifically provided by this Addendum or the Credit Agreement required to be taken by the Local Currency Agent.

     SECTION 5.03 GENERAL IMMUNITY. Neither the Local Currency Agent nor any of its respective directors, officers, agents or employees shall be liable to any of the Borrowers or any Bank for any action taken or omitted to be taken by it or them hereunder or under the Credit Agreement or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.

     SECTION 5.04 NO RESPONSIBILITY FOR ADVANCES, CREDITWORTHINESS, COLLATERAL, RECITALS, ETC. Neither the Local Currency Agent nor any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with this Addendum or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under this Addendum; (iii) the satisfaction of any condition specified in ARTICLE IV to the Credit Agreement; (iv) the existence or possible existence of any Default or Event of Default or (v) the validity, effectiveness or genuineness of the Credit Agreement, this Addendum, or any other instrument or writing furnished in connection therewith. The Local Currency Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties herein or in the Credit Agreement, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Addendum or the transactions contemplated hereby or thereby, or for the financial condition of the Company or any of its Subsidiaries.

     SECTION 5.05 ACTION ON INSTRUCTIONS OF LOCAL CURRENCY LENDERS. The Local Currency Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under the Credit Agreement in accordance with written instructions signed by Local Currency Banks with not less than 51% of the Local Currency Commitments (except with respect to actions that require the consent of all of the Banks as provided in SECTION
9.01 of the Credit Agreement), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Local Currency Agent shall be fully justified in failing or refusing to take any action hereunder and under the Credit Agreement unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     SECTION 5.06 EMPLOYMENT OF AGENTS AND COUNSEL. The Local Currency Agent may execute any of its duties hereunder and under the Credit Agreement by or through employees, agents, and attorneys-in-fact, and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Local Currency Agent shall be entitled to advice of counsel concerning the contractual arrangement among the Local Currency Agent and the Banks, as the case may be, and all matters pertaining to its duties hereunder and under the Credit Agreement.

     SECTION 5.07 RELIANCE ON DOCUMENTS; COUNSEL. The Local Currency Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Local Currency Agent, which counsel may be employees of the Local Currency Agent.

     SECTION 5.08 THE LOCAL CURRENCY AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Local Currency Banks agree to reimburse and indemnify the Local Currency Agent ratably in proportion to their respective Local Currency Commitments (i) for any amounts not reimbursed by the Borrowers for which the Local Currency Agent is entitled to reimbursement or indemnification by the Borrowers hereunder or under the Credit Agreement,
(ii) for any other expenses incurred by the Local Currency Agent on behalf of the Local Currency Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Addendum including as a result of a dispute among the Local Currency Banks or between any Local Currency Bank and the Agent or the Local Currency Agent, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Local Currency Agent in any way relating to or arising out of the Addendum, the Credit Agreement or any other document delivered in connection therewith or the transactions contemplated hereby or thereby, or the enforcement of any of the terms thereof or of any such other documents, including as a result of a dispute among the Banks or between any Bank and the Agent or the Local Currency Agent, provided that no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Local Currency Agent.

     SECTION 5.09 RIGHTS AS A BANK. With respect to its Commitment, Local Currency Commitment, Advances made by it, and any Notes issued to it in its individual capacity, the Local Currency Agent shall have the same rights and powers hereunder and under the Credit Agreement as any Bank and may exercise the same as through it were not the Local Currency Agent, and the term "Bank" or "Banks" or "Local Currency Bank" or "Local Currency Banks", as applicable, shall, unless the context otherwise indicates, include the Local Currency Agent in its individual capacity. The Local Currency Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Addendum or the Credit Agreement, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

     SECTION 5.10 BANK CREDIT DECISION. Each Local Currency Bank acknowledges that it has, independently and without reliance upon the Local Currency Agent or any other Local Currency Bank and based on the financial statements prepared by the Company and the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Addendum and the Credit Agreement. Each Local Currency Bank also acknowledges that it will, independently and without reliance upon the Local Currency Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Addendum and the Credit Agreement.

     SECTION 5.11 SUCCESSOR LOCAL CURRENCY AGENT. The Local Currency Agent may resign at any time by giving written notice thereof to the Agent, the Local Currency Banks and the Company. Upon any such resignation, the Majority Local Currency Banks, with the consent of the Agent, shall have the right to appoint, on behalf of the Borrowers and the Banks, a successor Local Currency Agent. If no successor Local Currency Agent shall have been so appointed by the Majority Local Currency Banks and shall have accepted such appointment within thirty days after the retiring Local Currency Agent's giving notice of resignation, then the retiring Local Currency Agent may appoint, on behalf of the Borrowers and the Banks, a successor Local Currency Agent. Notwithstanding anything herein to the contrary, so long as no Default or Event of Default has occurred and is continuing, each such successor Local Currency Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld. Such successor Local Currency Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000. Upon the acceptance of any appointment as the Local Currency Agent hereunder by a successor Local Currency Agent, such successor Local Currency Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Local Currency Agent, and the retiring Local Currency Agent shall be discharged from its duties and obligations hereunder and under the Credit Agreement. After any retiring Local Currency Agent's resignation hereunder as Local Currency Agent, the provisions of this ARTICLE V shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Local Currency Agent hereunder and under the Credit Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed as a deed by their duly authorized officers, all as of the date and year first above written.

Executed as a deed.


                              ECOLAB INC.


                              By: /s/ Daniel J. Schmechel
                                 -----------------------------------
                                 Name:  Daniel J. Schmechel
                                 Title: Assistant Treasurer


                              SIGNED, SEALED AND DELIVERED BY Daniel J.
                              Schmechel as attorney for Ecolab Finance PTY
                              Limited (ACN 082 979 655) under power of attorney dated June 19, 1998 in the presence of

                              /s/ Kenneth A. Iverson
                              --------------------------------------
                              Witness
                              Kenneth A. Iverson
                              --------------------------------------
                              Name
                              1565 Red Cedar Rd., Eagan, MN 55121
                              --------------------------------------
                              Address
                              Attorney
                              --------------------------------------
                              Occupation


                              /s/ Daniel J. Schmechel
                              --------------------------------------
                              By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney

                              CITIBANK, N.A., as the Agent


                              By: /s/ Laura S. Siracuse
                                 Name: Laura S. Siracuse
                                 Title: Attorney-In-Fact

              CITISECURITIES LIMITED (ACN 008 489
              610), as the Local Currency Agent


              By: /s/ Celle Raguine              By: /s/ Shane Taylor
                 Name: Celle Raguine                  Name: Shane Taylor
                 Title: Assistant Vice President      Title: Vice President

                              CITIBANK, N.A.


                              By: /s/ Laura A. Siracuse
                                 Name: Laura A. Siracuse
                                 Title: Attorney-In-Fact

                              MORGAN GUARANTY TRUST COMPANY
                              OF NEW YORK


                              By: /s/ Robert Bottamedi
                                 Name: Robert Bottamedi
                                 Title: Vice President

                              THE FIRST NATIONAL BANK OF CHICAGO


                              By: /s/ J. Garland Smith
                                 Name: J. Garland Smith
                                 Title: Managing Director

                              CREDIT SUISSE FIRST BOSTON


                              By: /s/ Joel Glodowski
                                 Name: Joel Glodowski
                                 Title: Managing Director


                              By: /s/ David W. Kratovil
                                 Name: David W. Kratovil
                                 Title: Director

                                                                      SCHEDULE I
                                                      to Local Currency Addendum

                              Local Currency Banks
                           Local Currency Commitments
                Local Currency Facility Aggregate Commitment
                           Applicable Lending Office

                                                     Local Currency
                 Local Currency Bank Name              Commitment
                 ------------------------          ------------------
                 Citibank, N.A.                     US $ 53,000,000*

                 Morgan Guaranty Trust Company
                   of New York                      US $ 47,000,000*

                 The First National Bank of
                   Chicago                          US $ 43,000,000*

                 Credit Suisse First Boston         US $ 33,000,000*

                 Local Currency Facility
                 Aggregate Commitment               US $176,000,000**

* Less, in each case, the Local Currency Advances outstanding from such Local Currency Bank under the Ecolab PTY Addendum.

**   Less the aggregate Local Currency Advances outstanding under the Ecolab
PTY Addendum.

                                        Applicable Local
                                        Currency Lending
Local Currency Bank Name                     Office
------------------------                ----------------
Citibank, N.A.                          Level 10, Citibank Centre
(ARBN 072 814 058)                      1 Margaret Street
                                        Sydney, New South Wales
                                        Attention:  Vice President,
                                                    Corporate Finance
                                        Telecopy No.: 612-9262-2520

Morgan Guaranty Trust                   1 O'Connell Street
  Company of New York                   Sydney, New South Wales
                                        Attention:  Grant Bolam
                                        Telecopy No.:  612-9551-6359

The First National Bank                 Level 32, 60 Margaret Street
  of Chicago                            Sydney 2001
                                        Attention:  William Giffen
                                        Telecopy No.:  612-9223-1823


Credit Suisse First Boston              101 Collins Street, Level 27
                                        Melbourne, Victoria 3000
                                        Attention:  Malcolm White,
                                                    Head of Credit
                                                    Administration
                                        Telecopy No.:  613-965-33-444

                                                                     SCHEDULE II
                                                      to Local Currency Addendum

                                 MODIFICATIONS

1.   BUSINESS DAY DEFINITION:

          "BUSINESS DAY" shall mean a day (other than a Saturday or Sunday) on which banks are open for business in New York and Sydney. (See definition of "Business Day" and Section 1.01 of Credit Agreement)

2. INTEREST PAYMENT DATES: Interest shall be paid on the last day of each Interest Period for Local Currency Advances. (See Section 2.07(d) of Credit Agreement).


3. INTEREST PERIODS: Each Interest Period for a BBSY Advance shall be a period of 30, 60, 90, 120, 150 or 180 days as selected by the Company, and each Interest Period for a Money Market Rate Advance shall be a period of 1 or 7 days as selected by the Company. (See definition of "Interest Period", Section 1.01 and Section 2.07(d) of Credit Agreement).


4.   INTEREST RATES:

          (a)  FIXED RATE LOCAL CURRENCY ADVANCES DENOMINATED IN AUSTRALIAN
     DOLLARS:   Each Local Currency Advance denominated in Australian Dollars and for which an Interest Period has been selected in accordance with the terms of Article II of the Credit Agreement and this Addendum shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the sum of (i) in the case of a BBSY Advance, (A) the BBSY Bid Rate for such Local Currency Advance for such Interest Period PLUS (B) the Applicable Margin as in effect from time to time during such Interest Period; and (ii) in the case of a Money Market Rate Advance, (A) the Money Market Rate for such Local Currency Advance for such Interest Period plus (B) the Applicable Margin as in effect from time to time during such period; PROVIDED, HOWEVER, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at all times equal to 2% per annum above the sum of the BBSY Bid Rate with a 30 day Interest Period (or such other period as the Local Currency Agent may select) PLUS the Applicable Margin. Computations of interest shall be made on the basis of a year of 365 or 366 days as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.
     (See Section 2.07(d) of Credit Agreement).

          (b)  FLOATING RATE LOCAL CURRENCY ADVANCES DENOMINATED IN AUSTRALIAN
     DOLLARS: There is no separate Floating Rate Advance interest rate option under this Addendum. Whenever under the Credit Agreement an Advance hereunder is required to be a Floating Rate Advance, and in each case in which no Interest Period has been selected in accordance with the terms of
     Article II of the Credit Agreement and this Addendum, the applicable Local Currency Advance shall bear interest as provided in paragraph (a)(i) of this Section 4 and have an Interest Period of 30 days (or if an Event of Default is outstanding or a Floating Rate Advance is required by SECTION 2.13, such other number of days as specified by the Local Currency Agent). For purposes of SECTION 2.10 of the Credit Agreement, a Local Currency Advance bearing interest under this Section 4(b) shall be eligible for Conversion into a Fixed Rate Local Currency Advance and shall for this purpose be a "Type" of Local Currency Advance. In addition, for purposes of SECTION 9.04(b) of the Credit Agreement, a Local Currency Advance bearing interest under this Section 4(b) shall be treated as a Fixed Rate Advance.

5.   APPLICABLE MARGIN.

     "APPLICABLE MARGIN" for each Floating Rate and Fixed Rate Local Currency Advance made pursuant to this Addendum, shall be determined, in a manner consistent with the textual provisions of SECTION 2.07(c) of the Credit Agreement, by reference to the following:

                                        Applicable Margin
     Credit Rating                      (Rate per annum)
     -------------                      -----------------
     A  or better (S&P) OR
     A2 or better (Moody's)                  0.21%

     Below A (S&P) and A2
     (Moody's) but
     A- (S&P) OR A3 (Moody's)                0.22%

     Below A- (S&P) and A3 (Moody's)
     but
     BBB+ (S&P) OR Baa1 (Moody's)            0.265%

     Below BBB+ (S&P) and Baa1 (Moody's)
     but


                                     S-2


     BBB (S&P) OR Baa2 (Moody's)             0.32%

     Below BBB (S&P) and Baa2 (Moody's)
     but
     BBB- (S&P) AND Baa3 (Moody's)           0.405%

     Below BBB- (S&P) OR Baa3 (Moody's)      0.555%

     If, on the first day of the Interest Period for any Local Currency Advance, the Company shall not have Credit Ratings from both S&P and Moody's, the Credit Ratings of the Company for purposes of this Addendum shall be deemed to be below BBB- (S&P) and below Baa3 (Moody's) during such period. In addition, and notwithstanding the foregoing chart, if the Credit Rating of the Company from S&P is more than one level higher or lower than the equivalent Credit Rating from Moody's at such time, then the Applicable Fixed Rate Margin shall be determined as if the applicable Credit Rating of the Company from each of S&P and Moody's were one level higher than the lower of the two Credit Ratings. (See Section 2.07(d) of Credit Agreement).

6. MODIFICATIONS TO INTEREST PERIOD SELECTION/CONVERSION CONTAINED IN SECTION 2.10:

     Notice of Conversion/continuation shall be given by the Borrowing Subsidiary as follows:

     Not later than 10:00 a.m (Sydney time) two (2) Business Days prior to the proposed commencement of the Interest Period pursuant to a continuation or Conversion. (See Section 2.10 of Credit Agreement).

7.   OTHER:

     The provisions of SECTIONS 2.09(c) and (d) shall not apply to Local Currency Advances under this Local Currency Addendum.

     Termination Date for Addendum: The "Termination Date" under the Credit Agreement.

     Prepayment Notices: The Borrowing Subsidiary or the Company, as applicable, shall be permitted to prepay a Local Currency Advance on the last day of its then current Interest Period, and subject to the provisions of Section 9.04(b), on any other Business Day, provided, in the case of any prepayment of a BBSY Advance, notice thereof is given to the Local Currency Agent not later than 10:00 a.m. (Sydney time) at least five (5) Business Days prior to the date of such prepayment. (See Section 2.11 of Credit Agreement).

                                                                    SCHEDULE III
                                                      to Local Currency Addendum

                               OTHER PROVISIONS


1.   BORROWING PROCEDURES:

     (a) Notice of Borrowing shall be given by the Borrowing Subsidiary or the Company, as applicable, to the Local Currency Agent as follows:

          Not later than 10:00 a.m (Sydney time) two (2) Business Days prior to the date of the proposed Borrowing. A Notice of Borrowing may also be given before 8:00 a.m. (Sydney time) with respect to BBSY Advances, or 10:30 a.m. (Sydney time) with respect to Money Market Rate Advances on the date of a proposed Borrowing; PROVIDED that any such Notice of Borrowing shall have on its heading: "URGENT-SAME DAY VALUE DRAWDOWN", and shall be faxed, in addition to the Local Currency Agent, to Citibank, N.A. (Sydney branch), Operations Division, fax no. 612-9239-9193, Attention: Trevor Dutton; and PROVIDED FURTHER, that, as a matter of precatory intent, and not as a condition to its use, the Borrowing Subsidiary and Company shall endeavor to minimize the use of this same day option. (See Section 2.02B(a) of Credit Agreement).

     (b) Each Notice of Borrowing shall be addressed to the Local Currency Agent at its address set forth in SECTION 4.03 and shall specify the bank account to which the Local Currency Advances are to be made. Each Notice of Borrowing requesting a Borrowing on the date of such Notice shall also be addressed to each Local Currency Bank at its address set forth in
     SCHEDULE I and shall specify each Local Currency Bank's pro rata share of the proposed Borrowing.

2.   FUNDING ARRANGEMENTS:

     Minimum amounts of Borrowings and increments for Local Currency Advances, repayments and prepayments: $2,000,000 with increments of $1,000,000 (See
     Section 2.01(b) of Credit Agreement).

3.   PROMISSORY NOTES:  [None required]

4.   FUNDING:

     Cleared funds to be made available by Local Currency Bank to Local Currency Agent by 12:00 (noon) on the date of each Local Currency Borrowing. (See
     Section 2.02B(b) of Credit Agreement).

5.   ELIGIBILITY CRITERIA FOR LOCAL CURRENCY BANKS:

     To be an Eligible Local Currency Bank, a Local Currency Bank must:

     (i) be either (A) a resident of Australia or (B) a non-resident carrying on business in Australia through a permanent establishment in Australia, in either case, that will make Local Currency Advances from its Australian office or branch; and

     (ii) be obligated to include interest received on any Local Currency Advance in its assessable income by reason of carrying on business in Australia through a permanent establishment in Australia for purposes of the Income Tax Assessment Act 1936 (Cth) or any other legislation introduced in conjunction with the taxation laws improvement program in Australia.

6.   BILL RELIQUIFICATION OPTION.

     (a) Each of the Company and the Borrowing Subsidiary agrees that Local Currency Bank may draw Bills on its behalf in the manner required by the Local Currency Bank. The face value of those Bills, when added to the aggregate face value of all other Bills drawn under this clause in respect of that Local Currency Bank and which are outstanding, shall not exceed the amount of the Local Currency Bank's outstanding BBSY Advances in favor of the Company or the Borrowing Subsidiary, as applicable. A Bill's maturity date must not exceed the end of the Interest Period for the Local Currency Advance in respect of which such Bill was drawn. In calculating the aggregate face value of Bills which a Local Currency Bank is entitled to have drawn under this clause, the aggregate face value of Bills drawn by a Borrower under this clause in respect of any other Local Currency Bank is to be disregarded.

     (b) Each of the Company and the Borrowing Subsidiary appoints each Authorised Officer of the Local Currency Bank as its attorney to draw Bills in its name or on its behalf under paragraph (a) and agrees to ratify all action properly taken by each Authorised Officer of the Local Currency Bank as its attorney under this paragraph.

     (c) The authority to permit Bills to be drawn under paragraph (a) and the appointment under paragraph (b) will cease and be revoked without necessity for notice on payment by the Company and the Borrowing Subsidiary of all amounts owing to the Local Currency Bank under the Local Currency Addendum and cancellation and termination of this Local Currency Addendum. Nothing in paragraphs (a) or (b) requires the Company or the Borrowing Subsidiary or authorises the Local Currency Bank or its attorney to draw a Bill which matures after the Termination Date under the Local Currency Addendum.

     (d) Each Local Currency Bank must pay any stamp duty costs or bank fees in relation to or in respect to any Bills drawn by it on behalf of the Company or the Borrowing Subsidiary and any dealing with such Bills.

     (e) (i) Each Local Currency Bank indemnifies the Borrowing Subsidiary and Company against any claim, action, damage, loss, liability, costs, charge, expense, outgoing or payment which the Borrowing Subsidiary or Company suffers, incurs or is liable for in respect of:

               (A) the Company, Borrowing Subsidiary or Local Currency Bank as authorised under section 6(b) drawing or endorsing a Bill at the request of such Local Currency Bank; or

               (B) the Company or Borrowing Subsidiary being a party to a Bill at the request of such Local Currency Bank.

          (ii) The indemnity of each Local Currency Bank contained in section 6(e)(i):

               (A)  is a continuing obligation of such Local Currency Bank;

               (B) is an additional, separate and independent obligation of such Local Currency Bank; and

               (C) survives the termination of the Addendum and the payment of any Bill drawn at the request of such Local Currency Bank.

     (f) If the Borrowing Subsidiary or Company discharges by payment any Bill, then (but without prejudice to any other right of the Borrowing Subsidiary or Company), on the date of payment, the amount of that payment is regarded as applied against any Local Currency Advance under the Addendum in respect of which the Bill was drawn, and the obligation of the Borrowing Subsidiary or Company is accordingly reduced. This section 6(f) applies notwithstanding any contrary provision in the Credit Agreement.

     (g) Each Local Currency Bank that utilises this section 6 represents and warrants that the holder of any Bill drawn by it on behalf of the Company or the Borrowing Subsidiary will have no rights under the Credit Agreement or under the Local Currency Addendum.

     (h)  For the purposes of this section 6 of Schedule II:

          (i)   Bill has the same meaning as in the BILL OF EXCHANGE ACT, 1909
          (Cwth) and a reference to the drawing, acceptance or endorsement of, or other dealing with, a Bill is to be interpreted in accordance with that Act;

          (ii) Authorised Officer means in the case of a Local Currency Bank, a director, secretary or an officer whose title contains the word vice president, or a person performing the functions of any of them; and

          (iii) Company means Ecolab Inc., but only to the extent that it is a Borrower under this Local Currency Addendum.